EXHIBIT 95

MINE SAFETY DISCLOSURES

For the second quarter of 2019, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Act, in connection with the Pittsboro, North Carolina mine, the Little Rock, Arkansas mine, the Corona, California mine, and the Wausau, Wisconsin mine (including Greystone Plant):

Received
								Received	Notice of
						Total Dollar Value		Notice of	Potential to			Aggregate
Mine or Operating			Section			of MSHA	Total Number	Pattern of	Have Pattern	Legal Actions	Aggregate	Legal Actions
Name/MSHA	Section 104	Section	104(d)	Section	Section	Assessments	of Mining	Violations	Under Section	Pending as of	Legal Actions	Resolved
Identification	S&S Citations	104(b)	Citations and	110(b)(2)	107(a)	Proposed	Related	Under Section	104(e)	Last Day of	Initiated During	During Period
Number	(#)	Orders (#)	Orders (#)	Violations (#)	Orders (#)	($)	Fatalities (#)	104(e) (yes/no)	(yes/no)	Period (#)	Period (#)	(#)
3M Pittsboro ID: 3102153	—	—	—	—	—	$—	—	No	No	—
3M Little Rock ID: 0300426	—	—	—	—	—	$—	—	No	No	—
3M Corona Plant ID: 0400191	—	—	—	—	—	$—	—	No	No	—
Greystone Plant ID: 4700119	—	—	—	—	—	$726	—	No	No	—
Wausau Plant ID: 4702918	—	—	—	—	—	$142	—	No	No	—
Total	—	—	—	—	—	$868	—			—	—	—